Exhibit 99.1
For Immediate Release
ITC HOLDINGS REPORTS INCREASED FOURTH QUARTER AND YEAR END RESULTS
Highlights
w Fourth quarter net income of $33.6 million, or $0.66 per diluted common share
w 2009 year end net income of $130.9 million, or $2.58 per diluted common share
w Capital investments of $361.6 million for the twelve months ended December 31, 2009
w Reaffirmed 2010 EPS guidance of $2.60 to $2.70 per common share and capital expenditure guidance of $405 million to $460 million

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2009	2008	2009	2008
OPERATING REVENUES	$156,508	$152,068	$621,015	$617,877

NET INCOME	$33,564	$26,981	$130,900	$109,208

DILUTED EPS (1)	$0.66	$0.53	$2.58	$2.18
NOVI, Mich., February 24, 2010 — ITC Holdings Corp. (NYSE: ITC) today announced its fourth quarter and year-end results for the period ended December 31, 2009. Net income for the quarter was $33.6 million, or $0.66 per diluted common share, compared to $27.0 million, or $0.53 per diluted common share for the fourth quarter of 2008. Net income for the twelve months ended December 31, 2009 was $130.9 million, or $2.58 per diluted common share, compared to $109.2 million, or $2.18 per diluted common share for the same period last year. Full year diluted earnings per share results for 2009 include $0.12 associated with the recognition of regulatory assets at ITC Great Plains.
For the twelve months ended December 31, 2009, ITC invested $361.6 million in capital projects at its operating companies, including $87.2 million, $132.7 million, $140.1 million and $1.6 million at ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
“We are proud of our continued strong financial results and operational performance,” said Joseph L. Welch, chairman, president and CEO of ITC. “These results are particularly impressive given our efforts during 2009 to mitigate the impact of the challenging economic environment and significantly reduced loads to ensure that we were producing quality earnings and minimizing our potential true-ups.”
“Our investments in transmission infrastructure benefit our customers by improving energy delivery, reliability and efficiency,” continued Welch. “It’s important to note that while we have invested over $1.1 billion in the transmission system in Michigan and considerably improved reliability, the transmission component of the end-use consumer bill is only approximately 4% — 5% for both ITCTransmission and METC. This is well below the national average of 7%.”

Reported net income for the fourth quarter of 2009 increased $6.6 million, or $0.13 per diluted common share, compared to the same period in 2008. For the twelve months ended December 31, 2009, net income increased $21.7 million, or $0.40 per diluted common share, compared to the same period in 2008. Full year 2009 diluted earnings per share includes $0.12 associated with the recognition of regulatory assets at ITC Great Plains.
Key drivers that contributed to these results include:
•	An increase in net income for the quarter and full year due to higher rate base at ITCTransmission, METC and ITC Midwest.

•	The full year net income results benefited from higher AFUDC at ITCTransmission and ITC Midwest; however, for the quarter, the increase in net income resulting from higher rate base was partially offset by lower AFUDC at METC and ITC Midwest.

•	An increase in net income for the full year due to the recognition of regulatory assets at ITC Great Plains which included the reversal of $8.2 million of costs that were previously recorded as expenses, including certain expenses from prior periods.

•	The increases in net income for the full year were partially offset by higher non-recoverable G&A expenses including development expenses at ITC Great Plains, ITC Grid Development and Green Power Express.

•	For the full year the increase in EPS was partially offset by higher weighted average diluted shares outstanding in 2009.
EPS and Capital Expenditure Guidance
For 2010, ITC is maintaining its earnings per diluted common share guidance of $2.60 to $2.70 as previously disclosed. Capital investment guidance for 2010 is also being maintained at approximately $405 to $460 million, including $50 to $60 million, $140 to $155 million, $205 to $225 million and $10 to $20 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
Fourth Quarter 2009 Financial Results Detail
ITC’s operating revenues for the quarter increased to $156.5 million from $152.1 million last year. This increase was primarily a result of higher regional cost sharing revenues, partially offset by lower network revenues and lower point-to-point revenues.
Regional cost sharing revenues increased due primarily to capital projects placed in-service in 2007, 2008 or 2009 that have been identified by the Midwest Independent Transmission System Operator, Inc. (MISO) as eligible for regional cost sharing.
Network revenues were lower mainly due to lower net revenue requirements resulting from our cost mitigation efforts, largely in response to the challenging economic environment, as well as reductions to operating expenses from higher capitalization rates and the impact of the depreciation studies for ITCTransmission and METC which reduced depreciation rates, as discussed below. Partially offsetting these decreases in net revenue requirements was an increase due to higher rate base primarily associated with higher balances of property, plant and equipment in-service.
In addition, point-to-point and control and dispatch revenues decreased due to fewer point to point reservations and lower network peak load at ITCTransmission.
Operation & maintenance (O&M) expenses of $27.9 million were $1.7 million higher during the fourth quarter of 2009 compared to the same period in 2008. O&M expenses increased mainly due to higher field maintenance expenses consisting primarily of higher vegetation management and site maintenance activities.
General and administrative (G&A) expenses of $19.6 million were $1.7 million lower during the fourth quarter of 2009 compared to the same period in 2008 mainly due to our cost mitigation efforts. G&A expenses for the quarter include $3.5 million of development costs at ITC Grid Development and its subsidiaries which were $0.5 million higher than the same period in 2008 as a result of increased development activities.
Depreciation and amortization expenses decreased by $11.5 million during the fourth quarter of 2009 compared to the same period in 2008. This decrease was due primarily to the Federal Energy Regulatory Commission (FERC) approval in September 2009 and December 2009 of depreciation studies for ITCTransmission and METC, respectively, which revised depreciation rates used to calculate depreciation expense for the entire 2009 calendar year for both operating companies. These changes resulted in a reduction of depreciation expense of $7.2 million in the quarter for ITCTransmission and $5.3 million for METC. The effect of the changes in depreciation rates on net income and earnings per share amounts in the quarter is insignificant. Partially offsetting these reductions were increases primarily related to a higher depreciable asset base resulting from property, plant and equipment additions.
Interest expense increased by $2.6 million for the three months ended December 31, 2009 compared to the same period in 2008 due primarily to higher borrowing levels to finance capital expenditures. This increase was partially offset by lower interest expense as a result of lower interest rates under our revolving credit agreements.
The effective income tax rate for the three months ended December 31, 2009 was 36.4 percent compared to 37.2 percent in the fourth quarter of 2008. The rate is lower mainly due to the tax effects of Allowance for Equity Funds Used During Construction (AFUDC equity) which is not included in the income tax provision.
Full Year 2009 Financial Results Detail
ITC’s operating revenues for the twelve months ended December 31, 2009 increased to $621.0 million from $617.9 million last year. This increase was primarily a result of higher regional cost sharing revenues that were partially offset by lower network and point-to-point revenues.
Regional cost sharing revenues increased due primarily to capital projects placed in-service in 2007, 2008 or 2009 that have been identified by MISO as eligible for regional cost sharing.
Network revenues were lower mainly due to lower net revenue requirements resulting from our expense mitigation efforts, largely in response to the challenging economic environment, as well as reductions to operating expenses from higher capitalization rates, and the impact of the depreciation studies for ITCTransmission and METC which reduced depreciation rates, as discussed above. Partially offsetting these decreases in net revenue requirements was an increase due to higher rate base primarily associated with higher balances of property, plant and equipment in-service.
In addition, point-to-point and control and dispatch revenues decreased due to fewer point to point reservations and lower network peak load at ITCTransmission.

O&M expenses of $95.7 million were $18.1 million lower for the twelve months ended December 31, 2009, compared to the same period in 2008. O&M expenses were lower mainly due to our cost mitigation efforts in 2009.
G&A expenses of $69.2 million were $12.1 million lower than the same period in 2008 in part due to our cost mitigation efforts in 2009. G&A expenses decreased by $8.0 million due to the recognition of regulatory assets relating to development activities of ITC Great Plains and pre-construction costs for the KETA Project. G&A expenses for the twelve month period include $8.1 million of development costs at ITC Grid Development and its subsidiaries, which were $2.0 million higher than the same period in 2008 as a result of increased development activities.
Depreciation and amortization expenses decreased by $8.8 million during the twelve months ended December 31, 2009 compared to the same period in 2008. Depreciation and amortization decreased due primarily to the implementation of new depreciation rates for ITCTransmission and METC as described above, which reduced depreciation expenses by $14.2 million and $5.3 million, respectively. Partially offsetting these reductions were increases due primarily to a higher depreciable rate base resulting from property, plant and equipment additions.
Interest expense increased $8.0 million in 2009, due primarily to additional interest expense associated with the $186.1 million of additional indebtedness incurred since December 2008. This increase was partially offset by lower interest expense as a result of lower interest rates under our revolving credit agreements.
The effective income tax rate for the twelve months ended December 31, 2009 was 37.2 percent compared to 38.1 percent in 2008. The rate is lower mainly due to the tax effects of AFUDC Equity which is not included in the income tax provision.
Fourth Quarter Conference Call
ITC will conduct a conference call to discuss fourth quarter and full year 2009 earnings results at 11:00 a.m. ET on February 25, 2010. Joseph L. Welch, chairman, president and CEO, will provide a business overview and Cameron M. Bready, senior vice president, treasurer and CFO, will discuss the financial results of the fourth quarter and full year of 2009. Individuals wishing to participate in the conference call may dial toll-free (877) 644-1296 (domestic) or (914) 495-8555 (international); there is no passcode. The conference call replay, available through March 11, 2010 can be accessed by dialing toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 55654705. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2009 results may be found in ITC’s Form 10-K filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-K can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, International Transmission Company dba ITCTransmission, Michigan Electric Transmission Company, LLC (METC) and ITC Midwest LLC, ITC operates contiguous, regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and

Missouri, serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, LLC, ITC Great Plains, LLC and ITC Panhandle Transmission, LLC. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Pat Wenzel, ITC Holdings Corp., 248-946-3570, pwenzel@itc-holdings.com)
Media contact: Robert J. Darmanin, ITC Holdings Corp., 248-946-3493, rdarmanin@itctransco.com
1 During 2009, ITC computed earnings per share using the two-class method in accordance with guidance set forth by the Financial Accounting Standards Board (“FASB”), formerly FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. The retroactive application required under the two-class method resulted in a decrease in both dilutive and basic earnings per share by $0.01 per share as compared to the earnings per share calculation used and disclosed for the three months ended December 31, 2008. The retroactive application of the two-class method resulted in a decrease in dilutive and basic earnings per share of $0.01 and $0.03, respectively, disclosed for the twelve months ended December 31, 2008.

ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2009	2008	2009	2008
OPERATING REVENUES	$156,508	$152,068	$621,015	$617,877

OPERATING EXPENSES
Operation and maintenance	27,938	26,190	95,730	113,818
General and administrative	19,578	21,313	69,231	81,296
Depreciation and amortization	13,624	25,130	85,949	94,769
Taxes other than income taxes	11,146	9,430	43,905	41,180
Other operating income and expense — net	(660)	121	(667)	(809)

Total operating expenses	71,626	82,184	294,148	330,254

OPERATING INCOME	84,882	69,884	326,867	287,623

OTHER EXPENSES (INCOME)
Interest expense	33,543	30,971	130,209	122,234
Allowance for equity funds used during construction	(3,441)	(3,558)	(13,203)	(11,610)
Loss on extinguishment of debt	1,263	—	1,263	—
Other income	(306)	(1,502)	(2,792)	(3,415)
Other expense	1,070	1,012	2,918	3,944

Total other expenses (income)	32,129	26,923	118,395	111,153

INCOME BEFORE INCOME TAXES	52,753	42,961	208,472	176,470

INCOME TAX PROVISION	19,189	15,980	77,572	67,262

NET INCOME	$33,564	$26,981	$130,900	$109,208

Basic earnings per common share	$0.67	$0.54	$2.62	$2.22
Diluted earnings per common share	$0.66	$0.53	$2.58	$2.18

Dividends declared per common share	$0.320	$0.305	$1.250	$1.190

ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
(in thousands, except share data)	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$74,853	$58,110
Accounts receivable	72,352	57,638
Inventory	36,834	25,077
Deferred income taxes	23,859	—
Regulatory assets— revenue accrual (including accrued interest of $2,652 and $1,637, respectively)	82,871	22,301
Other	3,244	4,147

Total current assets	294,013	167,273
Property, plant and equipment (net of accumulated depreciation and amortization of $1,051,045 and $925,890, respectively)	2,542,064	2,304,386
Other assets
Goodwill	950,163	951,319
Intangible assets (net of accumulated amortization of $9,095 and $6,050, respectively)	51,987	52,357
Regulatory assets— revenue accrual (including accrued interest of $75 and $1,512, respectively)	20,406	81,643
Other regulatory assets	134,924	120,513
Deferred financing fees (net of accumulated amortization of $9,616 and $8,048, respectively)	21,672	21,410
Other	14,487	15,664

Total other assets	1,193,639	1,242,906

TOTAL ASSETS	$4,029,716	$3,714,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$43,508	$79,403
Accrued payroll	13,648	10,331
Accrued interest	39,099	37,779
Accrued taxes	21,188	18,104
Deferred income taxes	—	6,476
Refundable deposits from generators for transmission network upgrades	25,891	8,701
Other	3,344	5,384

Total current liabilities	146,678	166,178
Accrued pension and postretirement liabilities	31,158	24,295
Deferred income taxes	255,516	144,889
Regulatory liabilities— revenue deferral (including accrued interest of $186)	10,238	—
Regulatory liabilities— accrued asset removal costs	112,430	196,656
Refundable deposits from generators for transmission network upgrades	17,664	1,500
Other	10,111	3,731
Long-term debt	2,434,398	2,248,253
Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 50,084,061 and 49,654,518 shares issued and outstanding at December 31, 2009 and 2008, respectively	862,512	848,624
Retained earnings	149,776	81,268
Accumulated other comprehensive loss	(765)	(829)

Total stockholders’ equity	1,011,523	929,063

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,029,716	$3,714,565

ITC HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve months ended
	December 31,
(in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$130,900	$109,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	85,949	94,769
Revenue accrual and deferral — including accrued interest	10,912	(83,390)
Deferred income tax expense	75,001	65,054
Allowance for equity funds used during construction	(13,203)	(11,610)
Recognition of ITC Great Plains regulatory assets	(8,191)	—
Other	13,820	10,370
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(12,986)	(14,455)
Inventory	(14,599)	(10,237)
Other current assets	903	(629)
Accounts payable	(6,097)	14,948
Accrued payroll	2,003	778
Accrued interest	1,320	14,693
Accrued taxes	3,073	3,600
Other current liabilities	(2,049)	1,191
Other non-current assets and liabilities, net	1,179	1,131

Net cash provided by operating activities	267,935	195,421

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(404,514)	(401,840)
ITC Midwest’s asset acquisition purchase price	—	(4,714)
ITC Midwest’s asset acquisition direct fees	—	(1,008)
Other	(4,448)	6,242

Net cash used in investing activities	(408,962)	(401,320)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	333,670	782,782
Repayment of long-term debt	(100,000)	(765,000)
Borrowings under revolving credit agreements	623,966	657,733
Repayments of revolving credit agreements	(671,834)	(670,999)
Issuance of common stock	3,575	310,543
Dividends on common stock	(62,408)	(58,935)
Refundable deposits from generators for transmission network upgrades	40,279	15,661
Repayment of refundable deposits from generators for transmission network upgrades	(5,228)	(2,352)
Other	(4,250)	(8,040)

Net cash provided by financing activities	157,770	261,393

NET INCREASE IN CASH AND CASH EQUIVALENTS	16,743	55,494

CASH AND CASH EQUIVALENTS — Beginning of period	58,110	2,616

CASH AND CASH EQUIVALENTS — End of period	$74,853	$58,110